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                                   Exhibit 5.1



                                October 7, 1998



Intevac, Inc.
3550 Bassett Street
Santa Clara, California  95054

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Intevac, Inc., a California corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about October 7, 1998, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 200,000 shares of your Common Stock, no par value (the "Shares"), outstanding or reserved for issuance pursuant to the 1995 Stock Option/Stock Issuance Plan (the "Plan"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed sale and issuance of the Shares by the Registrant under the Plan.

     It is our opinion that, upon completion of the proceedings being taken, or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares pursuant to the Registration Statement and the Plan, including the proceedings being taken in order to permit such transaction to be carried out in accordance with applicable state securities laws, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ Wilson Sonsini Goodrich & Rosati